EXHIBIT 99.1

For Immediate Release	Contact: Anne-Marie Hess
Date: October 18, 2006	Phone: (609) 951-6842
E-mail: ahess@pharmanet.com

PHARMANET DEVELOPMENT GROUP, INC. ANNOUNCES SALE-LEASEBACK

OF QUEBEC CITY FACILITY

Princeton, NJ – October 18, 2006 – PharmaNet Development Group, Inc. (NASDAQ: PDGI), a leading provider of drug development services, today announced the sale-leaseback of its future Quebec City facility (new facility) that is currently under construction.

The new facility has been sold to a Canadian investor for approximately $11.2 million Canadian dollars.  The proceeds from the sale effectively reimburse the Company for substantially all of the cash outlays it has made on the new facility.

The new facility will house the headquarters of the Company’s Anapharm subsidiary, including all of the bioanalytical and clinical operations and administrative offices currently in the Company’s two existing facilities located in Quebec City.  The building and leasehold improvements are expected to be completed in the first quarter of 2007.  The orderly transfer of operations to the new facility is expected to be completed in the second quarter 2007.

The leaseback shall commence June 1, 2007.

“The completion of the sale-leaseback agreement was an important element of our financial strategy,” commented John P. Hamill, executive vice president and chief financial officer.  “The proceeds will further strengthen our cash position.”

“The new facility, which will meet the specific requirements of the business, will enhance operational efficiency while providing space for potential future expansions,” added Marc LeBel, executive vice president bioanalytical laboratories and president and chief executive officer, Anapharm.

Further details are being filed on a Form 8-K with the SEC.

About PharmaNet Development Group, Inc.

PharmaNet Development Group, Inc. is an international drug development services company offering a comprehensive range of clinical development, clinical and bioanalytical laboratory, and consulting services to the branded pharmaceutical, biotechnology, generic drug and medical device industries.  PharmaNet Development Group, Inc. has more than 30 offices, facilities and laboratories with more than 2,000 employees strategically located throughout the world.  For more information, visit the Company's website at http://www.pharmanet.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act").  Additionally words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur.  Factors that could cause or contribute to such differences include, but are not limited to, industry trends and information;  whether adverse publicity relating to the Company’s discontinued Miami operations causes clients to select competitors, not only for early stage branded clinical trials but also for other aspects of the Company’s business; its ability to comply with the timeline agreed upon in the settlement reached with the Miami-Dade County Unsafe Structures Board and any related fines or expenses if we are unsuccessful complying with such timeline; the associated costs and expenses with discontinuing the Company's operations in Miami and Ft. Myers, including the potential costs of the demolition of the Miami facility; the Company's ability to determine its impairment charges and costs of discontinued operations; whether the Company will achieve its estimated value for its Miami property; developments with respect to the SEC's inquiry and securities class action lawsuits and derivative lawsuits; the Company’s ability to successfully achieve and manage the technical requirements of specialized clinical trial services, while complying with applicable rules and regulations; regulatory changes; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; the Company’s ability to compete internationally in attracting clients in order to develop additional business; the Company’s evaluation of its backlog and the potential cancellation of contracts; its ability to retain and recruit new employees; its clients' ability to provide the drugs and medical devices used in its clinical trials; the Company’s future stock price; its assessment of its effective tax rate; the Company’s financial guidance; our future effective tax rate; our ability to amend our credit facility within our anticipated timeline; our anticipated 2006 capital expenditures; our 2006 costs of compliance of Section 404 of the Sarbanes-Oxley Act; our ability to remediate our material weaknesses; the impact of foreign currency transaction costs and the effectiveness of any hedging strategies that we implement; and the national and international economic climate as it affects drug development operations. Further information can be found in the Company’s risk factors contained in its Annual Report on Form 10-K for the year ended December 31, 2005, and its most recent Quarterly Report on Form 10-Q, which were originally filed as SFBC International (NASDAQ: SFCC).  The Company does not undertake to update the disclosures made herein, and you are urged to read our filings with the US Securities and Exchange Commission.

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